Exhibit 99.1

Company Contact:                                                                                                        Investor Contact:
Gordon Sangster (gsangster@micruscorp.com)                                                     Jody Cain (jcain@lhai.com)
Chief Financial Officer                                                                                                 Bruce Voss (bvoss@lhai.com)
Micrus Endovascular Corporation                                                                            Lippert/Heilshorn & Associates, Inc.
(408) 433-1400                                                                                                                (310) 691-7100

MICRUS ENDOVASCULAR REPORTS BROAD-BASED STRENGTH
IN FISCAL SECOND QUARTER REVENUES

SAN JOSE, Calif. (October 6, 2008) – Micrus Endovascular Corporation (Nasdaq: MEND) today announced that revenues for the second quarter of fiscal year 2009 are expected to range between $20.5 million to $20.8 million.  This represents an increase of 43% to 45% compared with the second quarter of fiscal year 2008 and an increase of 12% to 13% compared with the first quarter of fiscal 2009.

“Revenues for the three months ended September 30, 2008 will be at record levels, which is particularly significant as the fiscal second quarter historically is the most challenging of the year, owing to summer vacations, combined with a historical cyclical procedural downturn,” said John Kilcoyne, Chairman and CEO of Micrus Endovascular.

“Revenues increased year-over-year and sequentially across geographic regions, including North America and Europe, with a notable rebound in procedure volume and associated revenues in the United Kingdom compared with the first quarter of fiscal 2009.  Following approval from the Japanese regulatory agency in July to market our Cerecyte® microcoil product line, sales to our exclusive Japanese distributor Goodman Co., Ltd. were approximately $3 million for the quarter and we commend Goodman for this successful launch.  In contrast, we did not report revenues from Japan during the second quarter of fiscal 2008.  Even excluding second quarter fiscal 2009 revenues from Japan, our year-over-year total revenues grew approximately 22% to 24%,” he added.

“New products also contributed to second quarter revenue growth, including contributions from our Neuropath® guide catheter line, launched in August, and DeltaPaq™ microcoil system, introduced in September.  Neuropath features a highly flexible and visible tip that allows for ready vascular access, while maintaining good stability.  DeltaPaq is designed to achieve 10% to 20% greater intra-aneurysmal packing density compared with conventional microcoils.  We are encouraged by the initial reception for both products.”

Micrus Endovascular plans to report fiscal 2009 second quarter financial results on Thursday, November 6 prior to market open, and to hold an investment-community conference call that morning at 10:30 a.m. Eastern time.

About Micrus Endovascular Corporation
Micrus develops, manufactures and markets implantable and disposable medical devices for use in the treatment of cerebral vascular diseases.  Micrus products are used by interventional neuroradiologists, interventional neurologists and neurosurgeons to treat both cerebral aneurysms responsible for hemorrhagic stroke and intracranial atherosclerosis, which may lead to ischemic stroke.  Hemorrhagic and ischemic stroke are both significant causes of death and disability worldwide.  The Micrus product line enables physicians to gain access to the brain in a minimally invasive manner through the vessels of the circulatory system.  Micrus’ proprietary, three-dimensional microcoils automatically deploy within the aneurysm, forming a scaffold that conforms to a wide diversity of aneurysm shapes and sizes.  Micrus also sells accessory devices and products used in conjunction with its microcoils.  For more information, visit www.micruscorp.com.

Forward-Looking Statements
Micrus, from time to time, may discuss forward-looking information, including estimated fiscal 2009 revenues. Except for the historical information contained in this release, all forward-looking statements are predictions by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations.  Such factors include the risk of inconclusive or unfavorable clinical trial results, the Company’s ability to obtain, and the timing of, regulatory approvals and clearances for its products, product enhancements or future products, the Company’s limited operating history and history of significant operating losses, fluctuations in quarterly operating results, which are difficult to predict, the Company’s dependence on developing new products or product enhancements, challenges associated with complying with applicable state, federal and international regulations related to sales of medical devices and governing Micrus’ relationships with physicians and other consultants, the Company’s ability to compete with large, well-established medical device manufacturers with significant resources and other risks as detailed from time to time in risk factors and other disclosures in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008, and other filings with the Securities and Exchange Commission.  All forward-looking statements in this release represent the Company’s judgment as of the date of this release.  The Company disclaims, however, any intention or obligation to update forward-looking statements.